Exhibit 99.1

Jet.AI Announces Expiration and Successful Results of Exchange Offer and Consent Solicitation Relating to Warrants

LAS VEGAS, July 30, 2024 (GLOBE NEWSWIRE) — Jet.AI Inc. (“Jet.AI” or the “Company”) (NASDAQ: JTAI), an innovative private aviation and artificial intelligence (“AI”) company, announced the expiration and results of its previously announced exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding (i) redeemable warrants to purchase shares of Company common stock, par value $0.0001 per share (the “common stock”), which warrants trade on The Nasdaq Capital Market under the symbol “JTAIW” (the “redeemable warrants”), (ii) merger consideration warrants to purchase shares of common stock, which warrants trade on the Nasdaq Capital Market under the symbol “JTAIZ” (the “merger consideration warrants”), and (iii) private placement warrants to purchase shares of common stock (the “private placement warrants” and, together with the redeemable warrants, and public warrants, the “Warrants”). The Offer and Consent Solicitation expired one minute after 11:59 p.m., Eastern Time, on July 25, 2024.

Jet.AI has been advised that 8,930,344 redeemable warrants (approximately 90.6% of the outstanding redeemable warrants), 5,760,000 private placement warrants (approximately 100% of the outstanding private placement warrants) and 5,029,657 merger consideration warrants (approximately 67.7% of the outstanding merger consideration warrants) were validly tendered and not validly withdrawn prior to the expiration of the Offer and Consent Solicitation. The Company accepted all validly tendered warrants for exchange or exercise and settlement on July 30, 2024.

Pursuant to the terms of the Offer, the Company issued an aggregate of approximately nine and a half million shares of Common Stock in exchange for the Warrants tendered in the Offer, bringing the total shares outstanding to 23,448,162 shares as of July 30th, 2024.

In addition, pursuant to the Consent Solicitation, the Company received the approval of parties representing approximately 94.1% of the outstanding redeemable warrants and private placement warrants to enter into the 2021 Warrant Agreement Amendment, and also received the approval of parties representing approximately 67.7% of the outstanding merger consideration warrants to enter into the 2023 Warrant Agreement Amendment. Accordingly, the Company and Continental Stock Transfer & Trust Company are entering into each of the 2021 Warrant Agreement Amendment and the 2023 Warrant Agreement Amendment, and the Company intends to exercise its right, in accordance with the terms of such amendments, to exchange each warrant that is outstanding upon the closing of the Offer. The Company plans to fix the date for such exchange as August 15th, 2024. On July 31st, 2024, the Company intends to provide notice of the exercise of its right, in accordance with the terms of the warrant amendments, to acquire and retire all remaining untendered Warrants in exchange for Common Stock. Following such exchange, the Company expects to issue approximately 2.4 million additional shares and no Warrants will remain outstanding.

Morrow Sodali LLC served as the Information Agent for the Offer and Consent Solicitation and Continental Stock Transfer & Trust Company served as the Exchange Agent.

No Offer or Solicitation

This press release shall not constitute an offer to exchange or the solicitation of an offer to exchange or the solicitation of an offer to purchase any securities, nor shall there be any exchange or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement on Form S-4 relating to the securities issued, or to be issued in the Offer was declared effective on July 22, 2024. The Offer and Consent Solicitation was made only through the Schedule TO and Prospectus/Offer to Exchange, and related letter of transmittal, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Schedule TO and Prospectus/Offer to Exchange, and related letter of transmittal.

About Jet.AI

Jet.AI operates in two segments, Software and Aviation, respectively. The Software segment features the B2C CharterGPT app and the B2B Jet.AI Operator platform. The CharterGPT app uses natural language processing and machine learning to improve the private jet booking experience. The Jet.AI operator platform offers a suite of stand-alone software products to enable FAA Part 135 charter providers to add revenue, maximize efficiency, and reduce environmental impact. The Aviation segment features jet aircraft fractions, jet card, on-fleet charter, management, and buyer’s brokerage. Jet.AI is an official partner of the Las Vegas Golden Knights, 2023 NHL Stanley Cup® champions. The Company was founded in 2018 and is based in Las Vegas, NV and San Francisco, CA.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected timing of the Offer and Consent Solicitation. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Current Report on Form 8-K, including, but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and Registration Statement on Form S-4, filed June 27, 2024, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Contacts:

Gateway Group, Inc.

949-574-3860

Jet.AI@gateway-grp.com